                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                           McClatchy Newspapers, Inc.
        ---------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
        ---------------------------------------------------------------
                         (Title of Class of Securities)

                                  579489-10-5
                         ------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 8 pages

CUSIP No.  579489-10-5                     13G                 Page 2 of 8 Pages
- --------------------------------------------------------------------------------
| 1 |  NAME OF REPORTING PERSON
|   |  SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
|   |
|   |  Malcolm Weintraub
|   |
|   |
| 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
|   |
|   |  Not Applicable.                                          (a)  [  ]
|   |                                                           (b)  [  ]
|   |
| 3 |  SEC USE ONLY
|   |
|   |
|   |
|   |
| 4 |  CITIZENSHIP OR PLACE OF ORGANIZATION
|   |
|   |  United States
|   |
|              | 5 |  SOLE VOTING POWER
|              |   |
|   NUMBER OF  |   |   -0-
|    SHARES    |   |
| BENEFICIALLY | 6 |  SHARED VOTING POWER
|   OWNED BY   |   |
|     EACH     |   |    At December 31, 1993:  136,375
|  REPORTING   |   |
|    PERSON    | 7 |  SOLE DISPOSITIVE POWER
|     WITH     |   |
|              |   |    -0-
|              |   |
|              | 8 |  SHARED DISPOSITIVE POWER
|              |   |
|              |   |    At December 31, 1993:  136,375
|              |   |
| 9 |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|   |
|   |    136,375
|   |
|10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|   |
|   |
|   |
|11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
|   |
|   |    2.6%
|   |
|12 |  TYPE OF REPORTING PERSON
|   |
|   |    IN
|   |

CUSIP No.  579489-10-5                     13G                 Page 3 of 8 Pages

|  1 |  NAME OF REPORTING PERSON
|    |  SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
|    |
|    |  R. Burnett Miller
|    |
|    |
|  2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
|    |
|    |  Not Applicable.                                        (a)  [  ]
|    |                                                         (b)  [  ]
|    |
|  3 |  SEC USE ONLY
|    |
|    |
|    |
|    |
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION
|    |
|    |  United States
|    |
|               | 5 |  SOLE VOTING POWER
|               |   |
|   NUMBER OF   |   |   At December 31, 1993:  1,200
|    SHARES     |   |
| BENEFICIALLY  | 6 |  SHARED VOTING POWER
|   OWNED BY    |   |
|     EACH      |   |    At December 31, 1993:  136,375
|  REPORTING    |   |
|    PERSON     | 7 |  SOLE DISPOSITIVE POWER
|     WITH      |   |
|               |   |    At December 31, 1993:  1,200
|               |   |
|               | 8 |  SHARED DISPOSITIVE POWER
|               |   |
|               |   |    At December 31, 1993:  136,375
|               |   |
|  9 |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|    |
|    |    137,575
|    |
| 10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|    |
|    |
|    |
| 11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
|    |
|    |    2.6%
|    |
| 12 |  TYPE OF REPORTING PERSON
|    |
|    |    IN
|    |

CUSIP No.  579489-10-5                     13G                 Page 4 of 8 Pages


Item 1(a).    Name of Issuer

              McClatchy Newspapers, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices

              2100 "Q" Street
              Sacramento, CA  95816


Item 2(a).    Name of Person Filing

              Malcolm Weintraub
              R. Burnett Miller


Item 2(b).    Address of Principal Business Office or, if none, Residence

              Malcolm Weintraub
              400 Capitol Mall, 11th Floor
              Sacramento, CA 95814

              R. Burnett Miller
              1224 40th Street
              Sacramento, CA 95819


Item 2(c).    Citizenship

              United States


Item 2(d).    Title of Class of Securities

              Class A Common Stock


Item 2(e).    CUSIP Number

              579489-10-5


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                    (a) [ ] Broker or Dealer registered under Section 15
              of the Act;





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CUSIP No.  579489-10-5                     13G                 Page 5 of 8 Pages


                    (b) [ ] Bank as defined in section 3(a)(6) of the Act;

                    (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act;

                    (d) [ ] Investment Company registered under section 8 of the Investment Company Act;

                    (e) [ ] Investment Adviser registered under section 203 of the Investment Company Act of 1940;

                    (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
           Retirement Income Security Act of 1974
           or Endowment Fund;
           see Section 240.13d-1(b)(1)(ii)(F);

                    (g) [ ] Parent Holding Company, in accordance with
           Section 240.13d-1(b)(ii)(G)
           (Note:  See Item 7); or

                    (h) [ ] Group, in accordance with
           Section 240.13d-1(b)(1)(ii)(H).


Item 4.    Ownership

                    (a) Amount Beneficially Owned:    136,375
                        (see answer to Item 6 below.)

                    (b) Percent of Class:    2.6%

                    (c) Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote   -0-

                        (ii) shared power to vote or to direct the vote
                             136,375

                       (iii) sole power to dispose or to direct the
                             disposition of    -0-

                        (iv) shared power to dispose or to direct the
                             disposition of    136,375

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No.  579489-10-5                     13G                 Page 6 of 8 Pages




Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           The shares which are subject to this Schedule 13G are beneficially owned pursuant to the terms of one trust over which William K. Coblentz, Malcolm Weintraub and R. Burnett Miller share joint voting and dispositive power. The filing of this
           Schedule 13G shall not be construed as an admission that Malcolm Weintraub and R. Burnett Miller, or either of them, are for the purposes of section 13(d) or 13(g) of the Act, the beneficial owners of such shares.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not Applicable.


Item 8.    Identification and Classification of Members of the Group

           Not Applicable.


Item 9.    Notice of Dissolution of Group

           Not Applicable.


Item 10.   Certification

           Not Applicable.





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CUSIP No.  579489-10-5                     13G                 Page 7 of 8 Pages


Signature.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 9, 1994
                 --------------------------------------------
                                     Date


                            /s/ Malcolm Weintraub
                 --------------------------------------------
                              Malcolm Weintraub


                 _____________________________________________
                               R. Burnett Miller





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CUSIP No.  579489-10-5                     13G                 Page 8 of 8 Pages


Signature.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 8, 1994
                 ---------------------------------------------
                                     Date


                 _____________________________________________
                               Malcolm Weintraub


                            /s/ R. Burnett Miller
                 ---------------------------------------------
                              R. Burnett Miller

                               Exhibit A - page 1

CUSIP NO. 579489-10-5

                  WRITTEN AGREEMENT RELATING TO THE FILING OF
                    JOINT 13G STATEMENT - SEC RULE 13d-1(f)


        Pursuant to Rule 13d-1(f) of the Securities and Exchange Commission, each of the undersigned hereby agrees to the joint filing of this Schedule 13G statement under the Securities Exchange Act of 1934 and any amendments hereto, and such Schedule 13G statement and amendments hereto when signed and filed by the undersigned shall be deemed filed on behalf of each of them.

        Date:  February 9, 1994.

                                     /s/ Malcolm Weintraub
                                     -----------------------------------
                                     Malcolm Weintraub



                                     __________________________________
                                     R. Burnett Miller

                               Exhibit A - page 2

CUSIP NO. 579489-10-5

                  WRITTEN AGREEMENT RELATING TO THE FILING OF
                    JOINT 13G STATEMENT - SEC RULE 13d-1(f)


        Pursuant to Rule 13d-1(f) of the Securities and Exchange Commission, each of the undersigned hereby agrees to the joint filing of this Schedule 13G statement under the Securities Exchange Act of 1934 and any amendments hereto, and such Schedule 13G statement and amendments hereto when signed and filed by the undersigned shall be deemed filed on behalf of each of them.

        Date:  February 8, 1994.



                                          _______________________________
                                          Malcolm Weintraub



                                         /s/ R. Burnett Miller
                                         --------------------------------
                                         R. Burnett Miller